W. CRAIG GAINES

CONSULTING PETROLEUM ENGINEER

PO BOX 702038

TULSA, OKLAHOMA 702038

405-922-1253

craig@craiggaines.com

CONSENT OF INDEPENDENT ENGINEER

As an oil and gas consultant, W. Craig Gaines hereby consents to the inclusion of information from my January 23, 2013 report titled “SEC reserve appraisal of certain Ring Energy, Inc. oil and gas properties in Kansas at December 31, 2012” for disclosure to the Securities and Exchange Commission and data extracted therefrom included in or made part of any filings.

Signed,

/s/ W. Craig Gaines

W. Craig Gaines

Tulsa, Oklahoma

September 18, 2013